Exhibit 10.10

CONFORMED COPY

DATED 15 April 2005

Watson Wyatt LLP

Watson Wyatt Limited

Watson Wyatt & Company Holdings

Bonuses Deed

Baker & McKenzie

London
Ref: HS/EZW

THIS DEED is made on 15 April 2005

PARTIES:

(1)	WATSON WYATT LLP a limited liability partnership incorporated under the laws of England and Wales with registered number OC301975 and having its registered office and its principal place of business at Watson House, London Road, Reigate, Surrey RH2 9PQ ("WWLLP");
(2)	WATSON WYATT LIMITED a company incorporated under the laws of England and Wales with registered number 5379716 and having its registered office at 100 New Bridge Street, London EC4V 6JA ("WWL"); and
(3)
WATSON WYATT & COMPANY HOLDINGS a company organised and subsisting under the laws of the State of Delaware, USA, whose principal place of business is at 1717 H Street, N.W., Suite 800, Washington D.C. 20006, USA ("WWCH").
RECITALS:
(A)
Watson Wyatt (UK) Acquisitions 2 Limited ("WW2"), The Wyatt Company Holdings Limited ("WCHL"), WWCH and WWLLP have, on the date of this deed, entered into a business transfer agreement pursuant to which WWLLP sold its assets and business to WW2 (the "BTA").
(B)	The parties to this deed have agreed that arrangements be put in place regarding bonus payments to employees of the Continuing Business.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Defined terms
In this deed, the following words and expressions shall have the following meanings:
"Aggregate Target Bonus Amount" means:
(a)
for the 12 month period ended 30 June, 2006, the aggregate of (i) the amount of the FY06 Bonus Accrual and (ii) the amount of the target bonuses (being a percentage of each employee's base salary) set out in the employment agreements of the Continuing Business Employees, adjusted pro rata to reflect the period from the Completion Date to 30 June 2006;
(b)
for the Financial Year ended 30 June, 2007 the aggregate amount of the target bonuses (being a percentage of each employee's base salary) set out in the employment agreements of the Continuing Business Employees; and
(c)
for the Financial Year ended 30 June, 2008 the aggregate amount of the target bonuses (being a percentage of each employee's base salary) set out in the employment agreements of the Main Partners who are Continuing Business Employees at 30 June, 2008.
"BTA" is defined in Recital (A);
"Continuing Business Employees" those employees of WWL and the Relevant Associated Companies who are primarily engaged in the Continuing Business at the end of the relevant Financial Year.

"Costs" means the aggregate costs of WWL and the Relevant Associated Companies in respect of the Continuing Business for the relevant Financial Year, being the line items in the Post-Completion Management Accounts for that Financial Year that are equivalent to the following line items used in the 2004 Management Accounts:
(a) Aggregate Staff Costs, comprising: Basic Salaries; Pensions and Wage Related Taxes; Other Compensation; Other Benefits; Agency Staff; Training, Subs and Conferences; and Recruitment/Relocation; and
(b)
Direct Overheads, comprising: Travel & Hotel; Marketing; Legal & Professional; Professional Indemnity costs; IT and Telecoms; E-Solutions charges; Accommodation and Facilities; Practice and Regional Management Charges; Other practice recharges; office costs & sundries; and interest on working capital;

together with the lower of (i) the sum of £31 million and (ii) the actual amounts in the Post Completion Management Accounts for that Financial Year in respect of Total G&A, comprising: Local G&A; Head Office G&A and "sponsored costs".
"NOI" means Net Revenue less Costs;
"ROI" means NOI expressed as a percentage of Net Revenue, rounded up to the next 0.1%.

"Post-Completion Management Accounts" means the unaudited consolidated management accounts of WWL and the Relevant Associated Companies for each of the Financial Years ended 30 June 2006, 2007 and 2008 respectively.
"Parties" means the parties to this deed, namely WWLLP, WWL and WWCH and "Party" shall mean any one of them.
1.2	Recitals, schedules, etc

References to this deed include the recitals and the schedule which form part of this deed for all purposes. References in this deed to the parties, the recitals, the schedule and clauses are references respectively to the parties and their legal personal representatives and successors, the recitals to, the schedule to and clauses of this deed.
1.3	Meaning of references.
Save where specifically required or indicated otherwise:
(a)
words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa and words importing the singular shall be treated as importing the plural and vice versa;
(b)
references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;
(c) terms used in this deed shall have the meanings attributed to them in the BTA, unless otherwise provided in this deed.
1.4	Headings
Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

2.	CONDITION
2.1
Clauses 3, 4 and 5 are conditional upon Completion having occurred. In the event that Completion shall not have occurred prior to 30 September 2005 (or such other date as the parties to the BTA may agree for the purposes of clause 5.4 of the BTA) then all rights and obligations under clauses 3, 4 and 5 shall cease to be of any effect.
3.	ROI CALCULATIONS
3.1	If ROI for the period from Completion to 30 June, 2006:
	(a)	equals %, WWL shall pay bonuses to the Continuing Business Employees in an aggregate amount equal to the Aggregate Target Bonus Amount in respect of that Financial Year;
(b)
exceeds % WWL shall pay bonuses to the Continuing Business Employees in an aggregate amount equal to (i) the Aggregate Target Bonus Amount in respect of the Financial Year; and (ii) % of the excess NOI; and
(c)
is less than %, WWL shall pay bonuses to the Continuing Business Employees in an aggregate amount equal to (i) the Aggregate Target Bonus Amount in respect of that Financial Year, less (ii) % of the shortfall NOI.
3.2	If ROI for the Financial Year ended 30 June, 2007:
(a)
equals or exceeds % but is no greater than 20.5%, WWL shall pay bonuses to the Continuing Business Employees in an aggregate amount equal to the Aggregate Target Bonus Amount in respect of that Financial Year;
(b)
exceeds % WWL shall pay bonuses to the Continuing Business Employees in an aggregate amount equal to (i) the Aggregate Target Bonus Amount in respect of that Financial Year and (ii) % of the excess NOI; and
(c)
is less than %, WWL agrees to pay bonuses to the Continuing Business Employees in an aggregate amount that is equal to (i) the Aggregate Target Bonus Amount in respect of that Financial Year, less (ii) % of the shortfall NOI.
3.3	If ROI for the Financial Year ended 30 June, 2008:
(a)
equals or exceeds %, WWL shall pay bonuses to those Main Partners who are Continuing Business Employees in an aggregate amount equal to not less than the Aggregate Target Bonus Amount in respect of that Financial Year;
(b)
is above or below % WWL will, in its sole discretion, determine if and to what extent the excess or shortfall (as the case may be) in NOI is to be allocated to increasing or decreasing (as the case may be) bonuses of such Main Partners. For the avoidance of doubt, bonuses in respect of the Financial Year ended 30 June, 2008 for Continuing Business Employees other than Main Partners will be determined by WWL in its sole direction.
3.4	For the purposes of:
(a)
clause 3.1, the "excess NOI" and the "shortfall NOI" mean the difference between actual Costs for the Financial Year ended 30 June, 2006 and the Costs which would have resulted in ROI being equal to %, assuming Net Revenue as a constant;
(b)
clause 3.2(b), the "excess NOI" means the difference between actual Costs for the Financial Year ended 30 June, 2007 and the Costs which would have resulted in ROI being equal to %, assuming Net Revenue as a constant; and

(c)
clause 3.2(c), the "shortfall NOI" means the difference between actual Costs for the Financial Year ended 30 June, 2007 and the Costs which would have resulted in ROI being equal to %, assuming Net Revenue as a constant.
3.5
The parties acknowledge and agree that bonuses in the employment agreements are discretionary and that accordingly, in each of clauses 3.1, 3.2 and 3.3, it shall be within the sole discretion of WWL as to whether any individual employee shall receive any bonus, and if so the amount of such bonus, notwithstanding that WWL may be under an obligation to pay total bonuses in respect of the relevant Financial Year that are equal in aggregate to the relevant Aggregate Target Bonus Amount (as adjusted in accordance with clauses 3.1, 3.2 and 3.3).
3.6	Net Revenue and NOI shall, subject to clauses 3.7 and 3.8, be calculated by WWL on the basis of the Post-Completion Management Accounts.
3.7	NOI will be determined in accordance with the policies and principles that are referred to and in the order shown in this clause 3.7:
	(a)	the policies set out in clause 3.8;
(b)
to the extent not inconsistent with (a), in accordance with the same accounting principles, practices, evaluation rules, procedures, methods and bases as those adopted in the preparation of the calculation of NOI used by WWLLP in the 2004 Management Accounts; and
	(c)	to the extent not inconsistent with (a) and (b), in accordance with Relevant Accounting Standards which are extant at the end of the relevant Financial Year.
3.8	The following are the policies referred to in clause 3.7(a):
(a)
Accounts receivable and work-in-progress shall be reserved for as follows: 100% of all work-in-progress more than 90 days old; 40% of billed accounts receivable more than 90 days but less than 180 days old; 100% of billed accounts receivable more than 180 days old. For these purposes, ageing for billed accounts receivable commences at the invoice date and ageing for work-in-progress commences on the last day of the month in which the work-in-progress is recognised;
(b)
Costs shall include costs of any employees of WWL or any of the other Relevant Associated Companies who are employed in the Continuing Business from time to time, notwithstanding that such employees were not employed in the Business as at the Completion Date;
	(c)	Pensions costs on a FAS 87 basis shall be included in calculations of NOI;
	(d)	vacation expense on an accrual basis for all employees shall be included in calculations of NOI;
	(e)	all Financial Year end employee performance bonus payments shall be excluded from calculations of NOI for all employees;
	(f)	PAYE, National Insurance costs and other wage related Taxes in respect of all employees shall be included in calculations of NOI;
	(g)	the costs of compliance with the Sarbanes-Oxley Act shall be included in calculations of NOI; and

(h)
in calculating NOI, internally developed software (whether for internal use or external sales) which is developed after Completion shall be capitalised and amortised. Any amortisation of costs of internally developed software (whether for internal use or external sales) which software has been developed prior to Completion and which has, prior to Completion, been expensed through the profit and loss account will not be included in calculations of NOI.
3.9
The parties acknowledge that revenues and costs of certain affiliates of WWLLP (other than the Sale Companies), for example Watson Wyatt Brans, have previously been included in figures for WWLLP prepared on a hypothetical basis as if such affiliates were members of WWLLP's Group. For the avoidance of doubt, it is agreed that the NOI shall be calculated without including the results of any such affiliates as if they were members of WWL's Group but that Net Revenue comprised in NOI shall and does in the ordinary course include dividends, profit share and royalties received from such affiliates.
3.10
WWL shall, within a period of 15 Business Days after the relevant report on Commission form 10-Q or 10-K in respect of each quarter period in each of the three Financial Years ended 30 June, 2006, 2007 and 2008 respectively, provide to WWLLP WWL's ROI calculations for such quarter period. WWL and WWLLP shall consult in good faith to the extent that either Party may consider reasonably necessary regarding such ROI calculations.
3.11
WWL will, as soon as practicable following each of 30 June, 2006, 2007 and 2008 respectively and in any event within 30 Business Days after such date, prepare and deliver to WWLLP a statement of the ROI for the relevant Financial Year and an explanation of how such sum has been determined (the draft "ROI Statement").
3.12	WWLLP will have a period of 20 Business Days (the "ROI Agreement Period") in which to review and agree or dispute WWL's draft ROI Statement.
3.13
WWL's determination of ROI for the relevant Financial Year, as set out in its draft ROI Statement, will be deemed to constitute the final and binding ROI for the relevant Financial Year unless WWLLP serves a notice on WWL within the ROI Agreement Period disputing WWL's determination of ROI.
3.14
In the event that WWLLP serves a notice disputing WWL's determination of ROI within the ROI Agreement Period then, unless WWL and WWLLP have resolved the disputed matter within a further 20 Business Days after the date of such notice, either WWL or WWLLP may refer the matter for determination in accordance with clause 5 of this agreement.
3.15
Each of WWL and WWLLP will promptly provide the other and its advisers with all information (in its possession or control), including access at all reasonable times to all books and records, and all co-operation and assistance as may be reasonably required to enable the other to determine ROI for the relevant Financial Year.
3.16
If any business is acquired, the Continuing Business commences a Start Up Business or all or any part of the Continuing Business is sold by WWL or any of the Relevant Associated Companies, prior to the final determination of NOI in respect of any of the Financial Years ended 30 June, 2006, 2007 and 2008 respectively WWL and WWLLP shall seek to agree appropriate adjustments to the percentage targets of % and % referred to in clauses 3.1, 3.2 and 3.3.
3.17
If, in the case of an acquisition of a new business or the commencement of a Start Up Business, WWL and WWLLP are unable to reach agreement within 21 Business Days from the date of acquisition of the new business or start up (as the case may be), the revenues and costs of the new business or Start Up Business (as the case may be) shall be excluded from the calculations of NOI in respect of all the Financial Years ended 30 June, 2006, 2007 and 2008.

3.18
If, in the case of the sale of all or any part of the Continuing Business, WWL and WWLLP are unable to reach agreement within 21 Business Days from the date of sale of such business, the percentage targets of % and % referred to in clauses 3.1, 3,2 and 3.3 shall be recalculated on the basis that the results of the sold business that were included in the calculations of those figures shall be extracted, as if the sold business had not been a part of the Business in the Financial Year ended 30 April, 2004.
3.19
If WWL and WWLLP are unable to agree on any exclusion from calculations pursuant to clause 3.17 or recalculation pursuant to clause 3.18 within a further 20 Business Days from expiry of the 21 Business Days referred to in clauses 3.17 and 3.18 respectively, either WWL or WWLLP may refer the matter for determination in accordance with clause 5 of this agreement.
3.20	For the purposes of clauses 3.16 and 3.17, "Start Up Business" means:
(d)
an operation commenced after Completion by any practice group of the Continuing Business in a territory where such practice group has not previously carried on business through an operation based in that territory; and
(e)
an operation or business commenced after Completion by any practice group of the Continuing Business in any territory (whether that practice group operates in such territory at the date of this agreement or not) of a type which has not previously been carried out by that practice group in such territory.
4.	GUARANTEE
4.1	WWCH irrevocably and unconditionally
(a)
undertakes with WWLLP that whenever WWL does not pay any amount when due under or in connection with clause 3, WWCH shall immediately on demand, procure that such amount is paid, so that the same benefits are conferred on WWLLP as it would have received if such obligation had been performed and satisfied by WWL on the due date for payment; and
(b)
undertakes with WWLLP to procure that WWLLP is indemnified immediately on demand against any Losses incurred by WWLLP in consequence of WWL's failure to pay any amount when due under or in connection with clause 3 or if any such obligation guaranteed by WWCH is or becomes unenforceable, invalid or illegal, provided that the maximum amount of the Losses which WWLLP shall be entitled to claim under this clause 4.1(b) shall be equal to the aggregate amount which WWLLP would otherwise have been entitled to recover from WWL and any costs and expenses incurred by WWLLP in connection with WWLLP's enforcement of its rights against WWCH under this clause 4.1(b).
4.2	This guarantee is a continuing guarantee and will extend to the ultimate balance of the sums payable by WWL under clause 3, regardless of any intermediate payment or discharge in whole or in part.
4.3	The obligations of WWCH under this clause 4 will not be affected by:
	(a)	any time granted to, or composition with, WWL or any other person;
(b)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, WWL or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
	(c)	any incapacity or lack of power, authority or legal personality of, or dissolution or change to, WWL or any other person or to the members or status of WWL or any other person;

	(d)	any unenforceability, illegality or invalidity of any obligation of any person under this agreement or any other document or security; or
	(e)	any insolvency or similar proceedings.
4.4
The obligations of WWCH under this clause 4 will remain binding upon it notwithstanding any change in the constitution of any of WWLLP, WWCH or WWL or their absorption in, amalgamation with or merger into, or the acquisition of all or part of its or their undertaking by any other person.
4.5
WWCH waives any right it may have of first requiring WWLLP to proceed against or enforce any other rights or security or claim payment from any person before claiming from WWCH under this clause 4. This waiver applies irrespective of any law or any provision of this agreement to the contrary.
4.6
Until all amounts which may be or become payable by WWL under or in connection with this agreement have been irrevocably paid in full, WWCH will not exercise any rights which it may have by reason of performance by it of its obligations under this clause 4:
	(a)	to be indemnified by WWL;
	(b)	to claim any contribution from any other guarantor of WWL's obligations under this agreement; and/or
(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of WWLLP under this agreement or of any other guarantee or security taken pursuant to, or in connection with, this agreement by, WWLLP.
4.7
For the avoidance of doubt, WWCH's guarantee obligations under this clause 4 shall not apply to the extent that WWL does not pay any amount when due as a result of the exercise of any rights of set-off that WWL may have.
5.	EXPERT DETERMINATION

In the event that either WWL or WWLLP has, pursuant to clause 3.14 or clause 3.19, referred a matter for determination in accordance with this clause 5, the matter in question shall be resolved by an independent firm of accountants as follows:
(a)
the independent firm shall be jointly agreed by the parties or, if no agreement is reached within 10 Business Days after the relevant Party notifies the other that it wishes to appoint a firm under this clause, shall be appointed at the request of either relevant Party by the President for the time being of the Institute of Chartered Accountants in England and Wales;
	(b)	the independent firm shall be requested to resolve the matter in dispute applying the terms of this agreement;
(c)
subject to any rule of law or of any regulatory body or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, each relevant Party will, upon request, provide to the other relevant Party and to the independent firm access to such premises, books, accounts, records, returns and other documents as are in its possession or control as may be required by the independent firm to make its determination;
	(d)	the determination of the independent firm shall be final and binding on all the Parties in the absence of manifest error; and
	(e)	the costs of the independent firm shall be apportioned as the independent firm determines and, in the absence of such determination, shall be shared by WWLLP and WWL equally.

6.	CONFIDENTIALITY

Save to the extent required by law or by any securities exchange or any supervisory or regulatory body to whose rules any Party is subject, the parties agree to, and will procure that each of their respective subsidiaries, holding companies or parent undertakings and any subsidiary of any such holding company or parent undertaking for the time being will keep this deed confidential and no disclosure of nor reference to this deed or its terms shall be made without the prior written consent of all of the parties, which consent may not be unreasonably withheld.
7.	NOTICES
7.1
Save as otherwise provided in this deed, any notice, demand or other communication ("Notice") to be given by any Party under, or in connection with, this deed shall be in writing and signed by or on behalf of the Party giving it. Any Notice shall be served by sending it by fax to the number set out in clause 7.2, or delivering it by hand to the address set out in clause 7.2 and in each case marked for the attention of the relevant Party set out in clause 7.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 7). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:
(a) if sent by fax, at the time of transmission; or
(b) in the case of delivery by hand, when delivered;

provided that in each case where delivery by fax or by hand occurs after 5pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.
References to time in this clause are to local time in the country of the addressee.
7.2	The addresses and fax numbers of the parties for the purpose of clause 7.1 are as follows:
(a) If to WWLLP to Watson House, London Road, Reigate, Surrey RH2 9QP, marked for the attention of the Senior Partner, facsimile number 01737 241496;
(b) If to WWCH, to Watson Wyatt & Company, Suite 1717 H Street NW, Suite 800, Washington D.C. 20006 USA, marked for the attention of General Counsel, facsimile number +1 202 715 7039;
(c)
If to WWL, to 100 New Bridge Street, London, EC4V 6JA, marked for the attention of the Company Secretary, facsimile number 020 7919 1999, with a copy by fax to WWCH at the fax number set out in paragraph (b) above, marked for the attention of General Counsel.
7.3	A Party may notify the other Parties of a change to its name, relevant addressee, address or fax number for the purposes of this clause 7, provided that, such notice shall only be effective on:
(a) the date specified in the notification as the date on which the change is to take place; or
(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.
7.4
In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.
8.	THIRD PARTY RIGHTS
The parties do not intend that any term of this deed shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party.

9.	VARIATION, WAIVER AND CONSENT
9.1
No variation or waiver of any provision of this deed shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the Party waiving compliance).
9.2
Unless expressly agreed, no variation or waiver of any provision or condition of this deed shall constitute a general variation or waiver of any provision or condition of this deed, nor shall it affect any rights, obligations or liabilities under or pursuant to this deed which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this deed shall remain in full force and effect, except and only to the extent that they are so varied or waived.
9.3	Any consent granted under this deed shall be effective only if given in writing and signed by the consenting Party and then only in the instance and for the purpose for which it was given.
10.	SEVERABILITY

If any provision of this deed is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this deed but without invalidating any of the remaining provisions of this deed. Any provision of this deed held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.
11.	COUNTERPARTS

This deed may be executed in any number of counterparts and by the Parties to it on separate counterparts and each such counterpart shall constitute an original of this deed but all of which together constitute one and the same instrument. This deed shall not be effective until each Party has executed at least one counterpart.
12.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
12.1	The construction, validity and performance of this deed shall be governed by the laws of England and Wales.
12.2
The parties to this deed irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any claim or matter arising under or in connection with this deed and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.

Executed by the parties as a deed on the date first written.

EXECUTED and	)
DELIVERED as a Deed	)
By	)	P. N. THORNTON
WATSON WYATT LLP	) )	Member
	)	C. RAMAMURTHY
	) )	Member
EXECUTED and	)
DELIVERED as a Deed	)	JOHN J. HALEY
By	)
WATSON WYATT & COMPANY HOLDINGS	)	John J. Haley
	)	President and Chief Executive Officer
EXECUTED and	)
DELIVERED as a Deed	)
By	)	JOHN J. HALEY
WATSON WYATT LIMITED	) )	Director
	)	WALTER W. BARDENWERPER
	) )	Director/Secretary